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EXHIBIT 4.2

                                PLEDGE AGREEMENT

         This Pledge Agreement ("Pledge Agreement") is executed to be effective as of April 1, 2003 (the "Effective Date") between SVI Solutions, Inc., a Delaware corporation ("SVI"), and Arthur S. Klitofsky, an individual ("Klitofsky") who agree as follows as follows:

         1. Recitals.

                  1.1. SVI and Klitofsky have executed a Stock Purchase Agreement dated April 30, 2003 (the "Agreement"), pursuant to which Klitofsky has acquired from SVI 100 shares (the "Shares") of the common stock of SVI Training Products, Inc. (the "Company"). Pursuant to the Agreement, Klitofsky is required to deliver to SVI the Purchase Price for the Shares in accordance with the terms of the Agreement (the "Payment Obligations").

                  1.2. In order to provide security for Klitofsky's obligations under the Agreement, Klitofsky has agreed to pledge the Shares to SVI.

         2. GRANT OF SECURITY INTEREST. To secure Klitofsky's obligations to SVI under the Agreement, Klitofsky pledges, assigns and grants to SVI a security interest in (a) the Shares and (b) all stock or cash dividends, substitutions, and shares issued pursuant to any merger or reorganization, or any other "proceeds" (as such term is defined in Section 9102 of the California Uniform Commercial Code) of such Shares.

         3. DELIVERY OF SHARES; AGENCY. Upon Klitofsky's execution of this Pledge Agreement, SVI shall deliver the certificate representing the Shares to Solomon Ward Seidenwurm & Smith, LLP ("Pledgeholder"). Pledgeholder is designated as the agent and attorney in fact for SVI and is authorized to collect and disburse the payments under the Agreement, as well as being the sole person authorized to act upon and with respect to the Agreement and this Pledge Agreement on behalf of the SVI. Klitofsky acknowledges that Solomon Ward Seidenwurm & Smith, LLP represents SVI and waives any claim or defense relating thereto.

         4. TERMS OF PLEDGE. The Shares shall be held by Pledgeholder in pledge subject to the terms and conditions of this Pledge Agreement. Pledgeholder shall retain the Shares to secure Klitofsky's obligations to SVI under this Pledge Agreement. As long as no event of default exists as described in Section 6 below, Klitofsky shall have the right at all times to vote such Shares on any and all matters.

         5. RELEASE OF SHARES. Upon receiving written confirmation from SVI of the receipt by SVI of all amounts due by Klitofsky under the Agreement, Pledgeholder is authorized to release to Klitofsky the certificate representing the Shares.

         6. EVENTS OF DEFAULT. There shall be a default under this Pledge Agreement if the Klitofsky breaches any of his obligations under the Agreement and the Klitofsky fails to cure such breach within 5 business days of written notice by SVI to the Klitofsky of such breach.

         7. RIGHTS OF SVI UPON DEFAULT. In the event of an uncured default under
Section 6, SVI shall have the rights of a secured party under the California Uniform Commercial Code, in addition to any other remedies available to it.


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         8. RIGHTS AND DUTIES OF PLEDGEHOLDER.

                  8.1. Unless a default has occurred which remains uncured, Pledgeholder's sole duty shall be to hold the Shares, until such time as the Payment Obligations have been paid in full. Pledgeholder shall not act unilaterally in discharging his duties hereunder. The Pledgeholder is directed to deliver the Shares to Klitofsky at such time as Pledgeholder receives written confirmation from SVI that SVI that all of the Payment Obligations are paid or otherwise satisfied or released in full.

                  8.2. In the event SVI determines that an uncured or incurable default has occurred, SVI shall deliver written notice to Klitofsky ("Notice of Default"). The Notice of Default shall set forth the facts underlying the alleged default with particularity. Pledgeholder may deliver the Shares to SVI following such Notice of Default if Pledgeholder has not received a notice disputing the default ("Notice Of Protest") within thirty (30) days following the date that Pledgeholder received the Notice of Default.

                  8.3. Pledgeholder shall have the right, at any time it deems necessary in its sole discretion, to resign or file an action in interpleader with a court of competent jurisdiction.

                  8.4. For the performance by Pledgeholder of its duties under this Agreement, the SVI and Klitofsky shall pay to Pledgeholder compensation at its standard hourly rates and reimburse to Pledgeholder all costs and expenses incurred in connection therewith. The SVI and the Klitofsky shall be jointly and severally liable for the obligations under this paragraph.

         9. INDEMNIFICATION OF PLEDGEHOLDER. The SVI and Klitofsky shall, jointly and severally, indemnify, defend, and hold Pledgeholder harmless from and against any and all actions, causes of action, claims, demands, expenses, and liabilities that Pledgeholder may suffer or incur by virtue of its role as Pledgeholder under this Agreement; provided, however, the foregoing indemnification will not relate to any such matter arising out of the intentional misconduct of Pledgeholder.

         10. GOVERNING LAW. This Pledge Agreement is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice of law principles. Venue for all purposes shall be San Diego, California.

         11. FURTHER ASSURANCES. Each party to this Pledge Agreement shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Pledge Agreement.

         12. COUNTERPARTS AND EXHIBITS. This Pledge Agreement may be executed in counterparts, each of which is deemed an original and all of which together constitute one document. All exhibits attached to and referenced in this Pledge Agreement are incorporated into this Pledge Agreement.

         13. MODIFICATION. This Pledge Agreement may be modified only by an instrument in writing executed by the party to this Pledge Agreement against whom enforcement of the modification is sought.


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         14. PRIOR UNDERSTANDINGS. This Pledge Agreement and all documents specifically referred to and executed in connection with this Pledge Agreement:
(a) contain the entire and final agreement of the parties to this Pledge Agreement with respect to the subject matter of this Pledge Agreement, and (b) supersede all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Pledge Agreement.

         15. INTERPRETATION. Wherever the context of this Pledge Agreement requires, all words used in the singular shall be construed to have been used in the plural, and vice versa, and the use of any gender specific pronoun shall include any other appropriate gender. The conjunctive "or" shall mean "and/or" unless otherwise required by the context in which the conjunctive "or" is used. Klitofsky and SVI have each been represented, or have had the opportunity to be represented by legal counsel and hereby waives any benefit under any rule of law or legal decision that would require interpretation of any ambiguities in this Pledge Agreement against the party drafting it. The provisions of this Pledge Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Pledge Agreement.

         16. PARTIAL INVALIDITY. Each provision of this Pledge Agreement is valid and enforceable to the fullest extent permitted by law. If any provision of this Pledge Agreement (or the application of such provision to any person or circumstance) is or becomes invalid or unenforceable, the remainder of this Pledge Agreement, and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, are not affected by such invalidity or unenforceability.

         17. NOTICES. Each notice and other communication required or permitted to be given under this Pledge Agreement ("Notice") must be in writing. Notice is duly given to another party upon: (a) hand delivery to the other party, (b) receipt by the other party when sent by facsimile to the address and number for such party set forth below (provided, however, that the Notice is not effective unless a duplicate copy of the facsimile Notice is promptly given by one of the other methods permitted under this paragraph), (c) three business days after the Notice has been deposited with the United States postal service as first class certified mail, return receipt requested, postage prepaid, and addressed to the party as set forth below, or (d) the next business day after the Notice has been deposited with a reputable overnight delivery service, postage prepaid, addressed to the party as set forth below with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Notice given to the Pledgeholder shall be addressed as set forth below.

         To:               SVI Solutions, Inc.
                           5607 Palmer Way
                           Carlsbad, CA 92008
                           Attn:  Barry Schechter
                           (760) 496-0285 - (Telecopy)

         Copy to:          Solomon Ward Seidenwurm & Smith, LLP
                           401 B Street, Suite 1200
                           San Diego, CA  92101
                           Attn:  Norman L. Smith
                           (619) 231-4755 -- (Telecopy)


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         To:               Arthur Klitofsky
                           6910A Miramar Rd.
                           San Diego, CA 92121

                           800-995-2798 -- (Telecopy)


         Each party shall make a reasonable, good faith effort to ensure that it will accept or receive Notices to it that are given in accordance with this paragraph. A party may change its address for purposes of this paragraph by giving the other party written notice of a new address in the manner set forth above.

         18. WAIVER. Any waiver of a default or provision under this Pledge Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Pledge Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.



                          [CONTINUED ON FOLLOWING PAGE]




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         19. THIRD-PARTY BENEFICIARIES. Nothing in this Pledge Agreement is intended to confer any rights or remedies on any person or entity other than the Pledgeholder and parties to this Pledge Agreement and their respective successors in interest and permitted assignees, unless such rights are expressly granted in this Pledge Agreement to another person specifically identified as a "Third-Party Beneficiary."

                                    SVI SOLUTIONS, INC.,
                                    a Delaware corporation

                                    By: /s/ Barry Schechter
                                        ----------------------------------------
                                        Barry Schechter, Chief Executive Officer


                                    /s/ Arthur S. Klitostsky
                                    --------------------------------------------
                                    Arthur S. Klitostsky



THE UNDERSIGNED ACCEPTS THE OBLIGATIONS IMPOSED UPON IT AS PLEDGEHOLDER UNDER THIS PLEDGE AGREEMENT:

SOLOMON WARD SEIDENWURM & SMITH, LLP


By: /s/ Norman L. Smith
    --------------------------------
    Norman L. Smith, Esq.





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